Exhibit 99.1

Twist Bioscience Appoints Drug Discovery Leader Melissa Starovasnik, Ph.D., to Board of Directors

SOUTH SAN FRANCISCO, Calif. – August 6, 2021 – Twist Bioscience Corporation (NASDAQ: TWST), a company enabling customers to succeed through its offering of high-quality synthetic DNA using its silicon platform, today announced it appointed Melissa Starovasnik, Ph.D. to its board of directors. Dr. Starovasnik most recently served as Senior Scientific Advisor, Research at Genentech, Inc. and brings nearly three decades of experience in protein and antibody drug discovery and development.

“Melissa’s extensive leadership and scientific experience will be valuable to Twist as we leverage our DNA platform to support our broad base of customers across the synthetic biology and biopharmaceutical industries,” said Emily M. Leproust, Ph.D., CEO and co-founder of Twist Bioscience. “Her specific expertise in protein therapeutics as well as small molecule drug discovery and development will allow her to provide strategic guidance as we continue to expand our biopharma business and maximize the value of our portfolio of high value antibodies.”

Dr. Starovasnik spent nearly three decades at Genentech in roles of increasing responsibility and was an integral member of the research leadership team. As vice president, protein sciences and head of large molecule drug discovery from 2011 to 2017, she was responsible for protein and antibody therapeutics discovery, overseeing an organization of nearly 200 employees. In this role, she led a major organizational transformation in the way Genentech discovers protein therapeutics to improve its competitive position, while overseeing the discovery and optimization of more than 20 protein therapeutic candidates. Prior to that, as vice president, research operations, she coordinated all operational activities for the more than1300-member research organization, while also leading the structural biology department, and was the first woman to hold a vice president title in the research organization. Most recently, as senior scientific advisor, research, she has focused on mentoring scientists and leaders, advancing diversity and inclusion, and evolving Genentech’s informatics infrastructure in support of large molecule discovery. Dr. Starovasnik earned a B.S. in Chemistry and a Ph.D. in Biochemistry from the University of Washington, and throughout her career has contributed to over 70 scientific publications and patent applications.

“With its silicon platform, Twist has revolutionized the use of synthetic DNA to facilitate and accelerate scientific advancements across a number of industries. It is an exciting time as Twist’s proprietary technologies have been shown to enable rapid and successful antibody discovery against even the toughest targets. I look forward to working with the Twist leadership team and my fellow board members as the company seeks to further expand and capitalize on their biopharma business, in addition to extending its overall leadership position in synthetic DNA-based technologies,” said Dr. Starovasnik.

About Twist Bioscience Corporation

Twist Bioscience is a leading and rapidly growing synthetic biology and genomics company that has developed a disruptive DNA synthesis platform to industrialize the engineering of biology. The core of the platform is a proprietary technology that pioneers a new method of manufacturing synthetic DNA by “writing” DNA on a silicon chip. Twist is leveraging its unique technology to manufacture a broad range of synthetic DNA-based products, including synthetic genes, tools for next-generation sequencing (NGS) preparation, and antibody libraries for drug discovery and development. Twist is also pursuing longer-term opportunities in digital data storage in DNA and biologics drug discovery. Twist makes products for use across many industries including healthcare, industrial chemicals, agriculture and academic research.

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CONTACT:

Angela Bitting

SVP, Corporate Affairs

925- 202-6211

abitting@twistbioscience.com